Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 8, 2005, is entered into by and among Avanir Pharmaceuticals, a California corporation (the “Company”), Avanir Holding Company, a California corporation and wholly-owned subsidiary of the Company (“Buyer”), IriSys, Inc., a California corporation (“Seller”) and Gerald J. Yakatan, Ph.D. and Gina M. Stack (the "Shareholders”).

RECITALS:

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of its shareholders that Buyer purchase from Seller certain of the assets of Seller on the terms set forth herein, and, in furtherance thereof, has approved this Agreement and the transactions contemplated herein;

WHEREAS, the Board of Directors of Seller has determined that it is advisable and in the best interests of its shareholders that Seller sell, transfer and assign to Buyer certain of the assets of Seller on the terms set forth herein, and, in furtherance thereof, has approved this Agreement and the transactions contemplated herein; and

WHEREAS, the Shareholders are the sole shareholders of Seller and, concurrently with the execution and delivery of this Agreement by Seller, the Shareholders have executed and delivered a shareholder action by written consent approving the Agreement and the transactions contemplated herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I.

DEFINITIONS

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(a) "Additional Agreements” means all agreements (including exhibits), instruments and documents being or to be executed and delivered under this Agreement or in connection herewith, including, but not limited to, such bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer, free and clear of all liens, charges and encumbrances.

(b) "Affiliate” means, as to any Person, any other Person that is controlling, controlled by or under common control with such Person.

(c) “Buyer/Affiliate” shall mean any affiliate of Buyer, including a transferee who is an affiliate of Buyer, and any person who controls Buyer or any affiliate of Buyer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(d) "Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or similar restriction of any kind.

(e) “GAAP” means the United States generally accepted accounting principles.

(f) "Governmental Body” means any foreign, federal, state, county, local, district, public authority, public agency, or any other political subdivision, public corporation, or governmental or regulatory authority, whether foreign or domestic.

(g) "Intellectual Property” means (i) all worldwide statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all foreign equivalents of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, including all of the goodwill associated therewith, whether or not registered, including all common law rights and registrations and applications for registration thereof all foreign equivalents of the foregoing (collectively, “Trademarks”); (iii) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions all foreign equivalents of the foregoing (collectively, “Copyrights”); (iv) trade secrets and confidential, technical information (including ideas, formulas, compositions, source code, schematics, blueprints, inventions, and conceptions of inventions (whether patentable or unpatentable and whether or not reduced to practice), technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data (collectively, “Trade Secrets”); (v) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (vi) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights; and (vii) all rights to sue for and recover and retain damages, costs or attorneys’ fees for present and past infringement of any of the intellectual property rights described above.

(h) "Liability” means any liability, obligation or commitment of any nature, whether now or hereafter existing, actual or contingent, known or unknown, accrued or unaccrued, or due or to come due.

(i) "License Agreement” means that certain Exclusive Patent License Agreement, dated April 2, 1997, as amended April 11, 2000, between Seller and the Center for Neurologic Study.

(j) "Material Adverse Effect” means any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would be reasonably likely to have a material adverse effect on the Purchased Assets.

(k) "Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or any other entity.

(l) "Product” means the drug compound called “Neurodex” for use in any of the following indications: pseudobulbar affect, neuropathic pain, chronic cough, dermatitis, and weaning from narcotics.

(m) “Stock Price” means $3.36 per share of Company Class A common stock.

(n) "Tax” or “Taxes” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

(o) "Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

II.

PURCHASE AND CONSIDERATION

2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Buyer on the Closing Date in reliance on Buyer’s representations and warranties herein, and Buyer agrees to buy and acquire from Seller in reliance on Seller’s representations and warranties herein, and free and clear of all Encumbrances, all of the following assets of Seller (as defined below) (the “Purchased Assets”):

(a) all of Seller’s right, title and interest in and to the agreements listed on Schedule 2.1(a) hereto (the “Transferred Agreements”); and

(b) all of Seller’s right, title and interest in and to any Intellectual Property directly relating to or directly based on the Transferred Agreements, all improvements thereto and all books and records, in whatever form, relating thereto existing as of the Closing Date (the “Transferred Intellectual Property”).

2.2 Assets Not to be Transferred. Seller shall retain all, and Buyer shall not acquire any, other assets of Seller not set forth in Section 2.1 (the “Excluded Assets”).

2.3 Liabilities and Obligations.

(a) Except as set forth in Section 2.3(b), neither Buyer nor the Company shall, as a result of the execution and delivery of this Agreement and the Additional Agreements and the consummation of the transactions contemplated herein and therein, assume or have any responsibility for any Liability of Seller, including, without limitation, the following (the “Retained Liabilities”):

(i) any Liability under the License Agreement that directly arises out of or directly relates to any breach or default by Seller that occurred prior to the Closing Date;

(ii) any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s ownership of the Assets prior to the Closing Date, (B) any income Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, (C) one-half of any Transfer Taxes (as defined in Section 2.6) and (D) any deferred Taxes of any nature, but excluding Buyer’s obligation to pay one-half of any Transfer Taxes;

(iii) any Liability under any Contract not assumed by Buyer under Section 2.1, including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(iv) any Liability of Seller to any Seller shareholder or Affiliate of Seller or any Seller shareholder;

(v) any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(vi) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, or any Governmental Body and any award in any arbitration proceeding of any Governmental Body; and

(vii) any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time.

Seller acknowledges and agrees that it shall be fully responsible for all Retained Liabilities. The parties agree that notwithstanding the disclosure of a Liability on a Schedule hereto, and except for the Liabilities of Buyer described in Section 2.3(b), such Liability shall constitute a Retained Liability.

(b) Buyer shall be solely responsible for all obligations and Liabilities arising after the Closing under the Transferred Agreements, and Seller shall be solely responsible for all obligations and Liabilities arising before the Closing under the Transferred Agreements.

2.4 Consideration.

(a) The consideration for the Purchased Assets (the “Purchase Price”) shall consist of: (i) $1,925,000, payable in cash (the “Cash Consideration"), plus (ii) 2,000,000 shares of Company Class A common stock, no par value (the “Stock Consideration”).

(b) At the Closing, the Purchase Price shall be delivered to Seller as follows: (i) the Cash Consideration shall be delivered by wire transfer in accordance with instructions provided by Seller, (ii) 257,249 shares of Class A common stock shall be placed in escrow (the “Escrow Fund") pursuant to Section 8.3 of this Agreement, and (iii) 1,742,751 shares of Class A common stock, comprising the remainder of the Stock Consideration, shall be delivered to Seller.

2.5 Restricted Stock. The Stock Consideration will be issued in a private placement under Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”). Other than as set forth in Article VII hereof, the Company shall have no obligation to register such securities under the Securities Act, and upon issuance to Seller, the certificate(s) representing the Stock Consideration shall bear the following restrictive legend:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER IS DELIVERED TO THE ISSUER STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

2.6 Transfer Taxes. The responsibility to pay all use, value-added, gross receipts, excise, registration, stamp duty, sales, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed, levied or payable by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby, if any, shall be shared equally by Seller and Buyer. The Company and Buyer shall cooperate with Seller to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

III.

CLOSING

3.1 The Closing.

(a) The closing of the purchase and sale of the Purchased Assets contemplated by this Agreement (the “Closing”) shall be consummated at the offices of Heller Ehrman White & McAuliffe LLP, 4350 La Jolla Village Drive, 7th Floor, San Diego, California simultaneously with the execution of this Agreement. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

(b) At the Closing the Buyer shall deliver or cause to be delivered to Seller all of the following:

(i) the Cash Consideration, by wire transfer of immediately available funds in accordance with the instructions provided by Seller;

(ii) irrevocable instructions to the Company’s transfer agent instructing it to transfer and deliver a certificate representing the Stock Consideration issued in the name of Seller; and

(iii) the Additional Agreements duly executed by the Buyer.

(c) At the Closing, Seller shall deliver to the Company and Buyer, as applicable, all of the following:

(i) certificates of title or origin (or like documents) with respect to any asset included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(ii) all consents, waivers or approvals listed on Schedule 4.2 and an executed estoppel certificate in the form attached hereto as Exhibit A;

(iii) the Additional Agreements duly executed by Seller;

(iv) the written resignation of Dr. Yakatan as an officer and director of the Seller, effective at the Closing;

(v) a written waiver and release, in a form reasonably satisfactory to the Company, executed by each Shareholder for whom accrued salary, employee benefits or notes payable are recorded in the Financial Statements (as defined below) or required to be recorded in the Financial Statements pursuant to Section 4.4, waiving and releasing any and all claims (if any) such Shareholder may have against the Company for such amounts; and

(vi) a certificate, executed by the Secretary and Chief Executive Officer of Seller, certifying as to (A) the due authorization, execution and delivery by Seller of this Agreement and the Additional Agreements, and (B) the approval by each of the Shareholders of the Agreement and the transactions contemplated herein.

(d) At the Closing, Seller shall remove all Encumbrances on the Purchased Assets set forth on Schedule 3.1(d), and provide the Company with reasonably satisfactory evidence of the removal of all such Encumbrances.

IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to the Company and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the schedules prepared by Seller relating to this Article IV (the “Schedules”), Seller represents and warrants to the Company and Buyer as follows:

4.1 Organization of Seller; Seller Capital Structure.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or use of the Purchased Assets or the conduct of Seller’s business requires such qualification, except where the failure to be so qualified would not constitute a Material Adverse Effect. Seller has full corporate power and authority to own or lease and to operate and use its properties and assets, including the Purchased Assets, and to carry on its business as now conducted.

(b) The authorized capital of Seller consists of 10,000,000 shares of Common Stock, 850,000 shares of which are issued and outstanding and all of which are held of record and beneficially by the Shareholders. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable.

4.2 Authority; No Conflict.

(a) Seller has full power and authority to execute, deliver and perform this Agreement and all of the Additional Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Additional Agreements by Seller have been duly and validly authorized and approved by Seller’s Board of Directors and shareholders, and no other corporate proceedings on the part of Seller are necessary to authorize the consummation of the transactions contemplated by this Agreement and the Additional Agreements. This Agreement has been, and the Additional Agreements, upon execution and delivery by Seller, will be duly authorized, executed and delivered by Seller and constitutes, or upon execution and delivery will constitute, as the case may be, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement or any of the Additional Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will (i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under any of the Transferred Agreements or agreement listed (or required to be listed) on Schedule 4.7, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, or (ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.

4.3 Taxes. Seller has filed within the time period for filing or any extension granted with respect thereto, all material Tax Returns that it is required to file and has paid any and all material Taxes it is required to pay in connection with the taxable periods to which such Tax Returns relate. There are (and as of immediately following the Closing there will be) no Encumbrances on the Purchased Assets relating to or attributable to any Taxes. None of the Purchased Assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended.

4.4 Financial Statements. Schedule 4.4 sets forth Seller’s unaudited balance sheet as of December 31, 2004, and the related unaudited statement of income, cash flow and shareholders’ equity for the fiscal year then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except that the unaudited Financial Statements do not contain footnotes and other presentation items that may be required by GAAP) and they present fairly in all material respects Seller’s financial condition and operating results as of the dates and during the periods indicated therein. Since December 31, 2004, Seller has not incurred any Liabilities other than in the ordinary course of business, consistent with past practice, or in connection with the transactions contemplated herein or in the Additional Agreements.

4.5 Governmental Permits. Seller owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle it to own and use the Purchased Assets (collectively, the "Governmental Permits”). Complete and correct copies of all of the Governmental Permits have been made available to Buyer by Seller. Except as set forth on Schedule 4.5, (i) Seller has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and to its knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or violation under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default, of violation or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect, and may, subject to applicable law, be assigned and transferred to Buyer in accordance with this Agreement, and will continue in full force and effect thereafter, in each case without the occurrence of any breach, default or forfeiture of rights thereunder or the consent, approval or act of, or the making of any filing with, any Governmental Body.

4.6 Title to Purchased Assets. Seller has good title to all of the Purchased Assets, free and clear of all Encumbrances, except for those Encumbrances that will be removed at the Closing. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 3.1(c) above, Seller will thereby transfer to Buyer good title to the Purchased Assets, free and clear of all Encumbrances.

4.7 Intellectual Property.

(a) Set forth on Schedule 4.7(a) is a complete and accurate list of all Patents contained in the Transferred Intellectual Property, and any applications and registrations therefor which specifies, where applicable, the jurisdictions in which each such Patent has been issued or registered, or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. To the knowledge of the Seller, all such Patents held by Seller are valid and subsisting. Schedule 4.7(a) contains a complete and accurate list of (i) all license, sublicense, assignment and other agreements to which the Purchased Assets are subject or, to Seller’s Knowledge, will be subject after the Closing Date and to which Seller is a party; and (ii) all license, sublicense, assignment and other agreements to which both (A) Seller is a party and (B) pursuant to which Seller has granted to any third party any right to use any Transferred Intellectual Property, including the identity of all parties thereto.

(b) Except as set forth on Schedule 4.7(b), Seller is not in violation in any material respect of any license, sublicense, assignment or other agreement described or to be described on Schedule 4.7(a) and, except for any consents set forth on Schedule 4.2, the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby will not (i) cause Seller to be in violation or default under any such license, sublicense, assignment or other agreement; or (ii) entitle any Person to terminate or modify such license, sublicense, assignment or other agreement.

(c) Except as set forth on Schedule 4.7(c), Seller has all right, title and interest in and to and is the sole and exclusive owner of the Transferred Intellectual Property (free and clear of any Encumbrances) and is not contractually obligated to pay any compensation to any Person in respect thereof. Notwithstanding the foregoing, Seller does not own the Intellectual Property licensed under the Transferred Agreements, but, to Seller’s knowledge, Seller has sole and exclusive rights therein (free and clear of any Encumbrances). Except as set forth on Schedule 4.7(c), to the knowledge of Seller, as of the Closing Date, no claims with respect to the ownership of, or otherwise questioning Seller’s rights to, any Transferred Intellectual Property have been asserted or are threatened by any Person.

(d) Except as set forth on Schedule 4.7(d), to Seller’s knowledge, none of the manufacturing, use and/or sale of the Product as being conducted as of the Closing Date pursuant to the License Agreement, nor the practice of the Transferred Intellectual Property in connection with the use, sale or manufacture of the Product will infringe or misappropriate any Intellectual Property of any Person. Except as set forth on Schedule 4.7(d), Seller has not, at any time prior to the date hereof, received any written claims, nor to the knowledge of Seller, have any claims been threatened, that the manufacture, sale, licensing or use of the Product infringes the Intellectual Property rights of any Person.

(e) Except as provided for in the License Agreement, to the knowledge of the Seller, none of the Transferred Intellectual Property nor the Product is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by Seller.

4.8 Contracts. Set forth on Schedule 4.8(a) is a list of each written agreement, arrangement, commitment, license or instrument to which Seller is a party and that relates in any way to the Purchased Assets (the “Contracts”). Except as set forth on Schedule 4.8(b), Seller is not aware of any oral agreement, arrangement, commitment, license or other instrument that relates in any way to the Purchased Assets. Each such Contract constitutes a valid, legal and binding obligation of Seller and no defenses, offsets, or counterclaims thereto have been asserted. Seller has not received written notice of any default under any Contract. To Seller’s knowledge, there are no existing defaults or events of default, real or claimed, or events that with notice or lapse of time or both would constitute defaults under any Contract. Except as indicated on Schedule 4.8(a) or (b), to Seller’s knowledge, there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract. Except as set forth on Schedule 4.8(a) or (b), Seller is neither renegotiating any of the Contracts nor is it paying liquidated damages in lieu of performance thereunder. Except as set forth on Schedule 4.8(a) or (b), any such Contract required to be transferred to Buyer in connection with the sale of the Purchased Assets pursuant to this Agreement is and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the provision of notice to, or the making of any filing with, any Person not otherwise contemplated herein or in the Additional Agreements. Seller has delivered to the Company complete and accurate copies of the Contracts set forth on Schedule 4.8(a).

4.9 No Litigation. There are no lawsuits, claims, suits, or proceedings pending or, to the knowledge of Seller, claims, suits, or proceedings threatened against, or investigations pending or threatened, in each case affecting the Purchased Assets and there are no lawsuits, suits, or proceedings pending relating to the Purchased Assets in which Seller is the plaintiff or claimant. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened which questions the legality of the transactions contemplated by this Agreement.

4.10 No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary (other than legal counsel), for or on account of the transactions contemplated by this Agreement.

4.11 No Material Adverse Effect. Since December 31, 2004, there has not been any event or condition that has, or could reasonably be expected to have, a Material Adverse Effect.

4.12 Compliance With Law. Seller and the operation of its business are in compliance in all material respects with all applicable laws and regulations material to the operation of its business related to the Purchased Assets.

4.13 Accredited Investor. Seller and each Shareholder represents that it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.14 Investment Intent. Except for distributions and dividends of the Stock Consideration by Seller to the Shareholders, Seller and each Shareholder represent that the Stock Consideration will be acquired for investment for their own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof (other than through dividend or distribution from Seller to the Shareholders), and that none of Seller or either Shareholder has any present intention of selling, granting any participation in, or otherwise distributing any of the Stock Consideration in contravention of applicable law. Except as disclosed on Schedule 4.13, Seller and each Shareholder further represent that they have no contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to such Person or to any third Person, with respect to any of the Stock Consideration.

4.15 Private Placement. Seller and each Shareholder understands and acknowledges that the offering of the Stock Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act, and that the Company’s reliance upon such exemption is predicated upon, among other things, Seller’s and each Shareholder’s representations set forth in this Agreement.

4.16 Limitations on Transferability. Seller and each Shareholder understand and acknowledge that the Stock Consideration constitutes “Restricted Securities” as defined under Rule 144 of the Securities Act. So long as the Stock Consideration constitutes Restricted Securities, Seller and each Shareholder covenant that they will not dispose of any of the Stock Consideration in violation of Rule 144 or in violation of any applicable transfer restrictions. Each certificate evidencing the Stock Consideration transferred as above provided shall bear the appropriate restrictive legend set forth in Section 2.5 hereof.

4.17 Experience. Seller and each Shareholder represents that: (i) each has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Stock Consideration; (ii) each believes he or she has received all information requested from the Company for purposes of deciding whether to purchase the Stock Consideration; (iii) each had had the opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management, and (iv) each has the ability to bear the economic risks of its prospective investment.

4.18 Disclosure. To Seller’s knowledge, none of the representations or warranties of Seller contained herein, none of the information contained in the Schedules hereto or in the Additional Agreements, contains, or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, each of Buyer and the Company hereby represents and warrants to Seller and agrees as follows:

5.1 Organization. Each of the Company and Buyer is a corporation duly organized, validly existing and in good standing under the laws of their state of incorporation, and each is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or use of its property or the conduct of its business requires such qualification, except were the failure to be so qualified would be reasonably expected to result in an material adverse effect on the Company. Each of the Company and Buyer has full the corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted and as proposed to be conducted pursuant to this Agreement. The execution and delivery of this Agreement and the Additional Agreements, and the consummation of the transactions contemplated herein and therein will not: (a) violate the Articles of Incorporation or Bylaws of the Company or Buyer or any judgment, order or decree to which the Company or Buyer is subject, or (b) result in a material breach or violation by the Company of its obligations under any contract or agreement filed as an exhibit to the SEC Documents.

5.2 Authorization. Each of the Company and Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all of the Additional Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Additional Agreements by the Company and Buyer have been duly authorized and approved by the board of directors of the Company and Buyer, and do not require any further authorization or consent of the Company or Buyer. This Agreement has been, and the Additional Agreements, upon execution and delivery, will be duly authorized, executed and delivered by the Company and Buyer, as applicable, and constitutes, or upon execution and delivery by the Company and Buyer will constitute, as the case may be, legal, valid and binding obligations of the Company and Buyer, enforceable against each in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3 Cash Consideration. The Company will, at the Closing, have available sufficient cash to enable it to satisfy its obligations under this Agreement.

5.4 Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Class A common stock, no par value, of which there were 97,722,586 shares issued and outstanding as of January 28, 2005 and 10,000,000 shares of Preferred Stock, no par value, of which 1,000,000 shares are designated Series C Junior Participating Preferred Stock and no shares of which were issued or outstanding as of the date of this Agreement. The Stock Consideration, when issued pursuant to this Agreement and the Additional Agreements, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any liens or encumbrances or rights of first refusal. All outstanding shares of Class A common stock of the Company have been issued in compliance with federal and state securities laws. The Company owns all of the issued and outstanding shares of capital stock of the Buyer.

5.5 SEC Documents. Since October 1, 2003, the Company has filed all documents that it was required to file with the Securities and Exchange Commission (“SEC”) under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all rules and regulations thereunder. As of their respective filing dates, all such documents filed by the Company with the SEC (the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and all rules and regulations thereunder. None of the SEC Documents contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Company Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Company Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of the Company and its subsidiaries at the dates thereof and the results of operations and cash flows of the Company and its subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal adjustments).

5.6 No Undisclosed Liabilities. From the date of the most recent balance sheet included in the SEC Documents filed prior to the date hereof, the Company has incurred no Liabilities other than in the ordinary course of business, consistent with past practice, or as otherwise contemplated by or in connection with this Agreement, the Additional Agreements and the transactions contemplated herein and therein.

5.7 Absence of Claims. As of the date hereof, neither Buyer nor the Company, nor any Company Affiliate, has any claim against the Seller, including any claim arising under or relating to that certain License Agreement, dated August 1, 2000, between the Company and Seller or constituting an Encumbrance with respect to the Purchased Assets.

5.8 AMEX Compliance. Company is, and at all times since January 1, 2003 has been, in compliance in all material respects with all applicable corporate governance requirements set forth in The American Stock Exchange Company Guide.

5.9 Disclosure. To the knowledge of the Company and Buyer, none of the representations or warranties of contained in this Article V contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

VI.

ADDITIONAL AGREEMENTS

6.1 Taxes.

(a) Seller shall be responsible for and pay all Taxes of Seller, its Affiliates, or with respect to the Purchased Assets arising at any time with respect to periods ending on or prior to the Closing Date, including the portion of real, personal or other property Taxes attributable to such periods but excluding one-half of any Transfer Taxes as provided in Section 2.6.

(b) The Purchase Price shall be allocated pursuant to a schedule to be furnished to the Seller by the Company and agreed upon by the Company and Seller prior to the Closing, or as soon as practicable after Closing. The Company and Seller covenant that they will cooperate in good faith to determine an allocation of the purchase price.

(c) To the extent relevant to the Purchased Assets, Seller shall (i) provide the Company with such assistance as may reasonably be required in connection with the preparation of any Tax Return, amended Tax Return or claim for refund of any Tax, and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes and (ii) retain and provide the Company with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other tax proceeding. Seller shall retain all relevant documents, including prior year’s Tax Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the Company.

(d) To the extent relevant to the Purchased Assets, the Company shall provide Seller with such assistance, records and information as may be reasonably required in connection with the preparation of any Tax Return, amended Tax Return, claim for refund of any Tax, and the conduct of any audit or other examination by any taxing authority in connection with the judicial or administrative proceedings relating to any Liability for Taxes.

6.2 Payment of Retained Liabilities. Seller shall fully discharge all Retained Liabilities in the ordinary course of business or otherwise as reasonably determined by Seller’s management and board of directors, or any successor to Seller, and/or assignee of a successor of such Retained Liabilities, and unless such Retained Liabilities are being contested or negotiated in good faith by Seller or any successor or assign.

VII.

REGISTRATION OF SHARES

7.1 Registration Procedures and Expenses. After the Closing Date, the Company shall:

(a) as soon as practicable, but in no event later than forty-five days following the Closing Date, prepare and file with the SEC a registration statement (the “Registration Statement") relating to the resale by Seller of the Stock Consideration from time to time on The American Stock Exchange or any national securities exchange on which the Class A common stock of the Company is then traded, or in privately-negotiated transactions;

(b) use commercially reasonable efforts, subject to receipt of necessary information from Seller, to cause the SEC to declare the Registration Statement effective as soon as practicable;

(c) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus that forms a part thereof (the “Prospectus") as may be necessary to keep the Registration Statement effective until the earliest of (i) the second anniversary of the effective date of the Registration Statement or (ii) such time as the Stock Consideration becomes eligible for resale by non-affiliates pursuant to Rule 144 under the Securities Act; and

(d) bear all expenses in connection with the procedures set forth in subsections (a) through (c) of this Section 7.1 and the registration of the Stock Consideration pursuant to the Registration Statement, other than fees and expenses, if any, of counsel or other advisers to Seller in excess of $5,000.

7.2 Transfer of Stock Consideration after Registration. Seller agrees that it will not effect any disposition of the Stock Consideration that would constitute a sale within the meaning of the Securities Act or any applicable state securities laws, except as contemplated in the Registration Statement or as otherwise permitted by law, and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding Seller or its plan of distribution of the Stock Consideration.

7.3 Indemnification.

(a) For purposes of this Section 7.3:

(i) The term “Seller/Affiliate” shall mean any affiliate of Seller, including a transferee who is an affiliate of Seller, and any person who controls Seller or any affiliate of Seller within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act;

(ii) The term “Buyer/Affiliate” shall mean any affiliate of Buyer or the Company, including a transferee who is an affiliate of Buyer or the Company, and any person who controls Buyer or the Company or any affiliate of Buyer or the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act; and

(iii) The term “Registration Statement” shall include any preliminary prospectus, final prospectus, exhibit, supplement or amendment included in or relating to, and any document incorporated by reference in, the Registration Statement referred to in Section 7.1(a).

(b) The Company agrees to indemnify, defend and hold harmless Seller and any Seller/Affiliate (but excluding any Buyer/Affiliate) against any losses, claims, damages, liabilities or expenses to which Seller or such Seller/Affiliate (excluding any Buyer/Affiliate) may become subject, under the Securities Act, the Exchange Act or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the prior written consent of the Company), but net of insurance proceeds received by the party incurring such loss, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the Prospectus, financial statements and schedules, and all other documents filed as a part thereof, as amended at the time of effectiveness of the Registration Statement, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434, promulgated under the Securities Act, or the Prospectus, in the form first filed with the SEC pursuant to Rule 424(b), or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them, in light of the circumstances under which they were made, not misleading, or arise out of or are based in whole or in part on any inaccuracy in the representations or warranties of the Company or Buyer contained in this Agreement, or any failure of the Company or Buyer to perform its obligations hereunder or under law, and will promptly reimburse Seller and each such Seller/Affiliate (excluding any Buyer/Affiliate) for any legal and other expenses as such expenses are reasonably incurred by Seller or such Seller/Affiliate (excluding any Buyer/Affiliate) in connection with investigating, defending or preparing to defend, settling, compromising or paying any such loss, claim, damage, Liability, expense or action; provided, however, that neither the Company nor Buyer will be liable in any such case to the extent, but only to the extent, that any such loss, claim, damage, Liability or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by or on behalf of Seller expressly for use therein, (ii) the inaccuracy of any representation or warranty made by Seller or the Shareholders in Sections 4.13 through 4.17 (inclusive), (iii) any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to Seller and each Shareholder prior to the pertinent sale or sales by Seller or a Shareholder, or (iv) the Seller’s or Shareholders’ negligent failure to deliver the Prospectus or any amendment or supplement thereto provided by the Company.

(c) Subject to the limitations set forth in Section 7.3(e), Seller and each of the Shareholders, severally but not jointly, will indemnify, defend and hold harmless the Company and Buyer, each of their respective directors (other than any Seller/Affiliate), each of their respective officers (other than any Seller/Affiliate), including such officers (other than any Seller/Affiliate) of the Company who signed the Registration Statement, and each person (other than any Seller/Affiliate), if any, who controls the Company or Buyer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages, liabilities or expenses to which the Company or Buyer, each of its directors(other than any Seller/Affiliate), each of its officers (other than any Seller/Affiliate) who signed the Registration Statement or controlling person (other than any Seller/Affiliate) may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of Seller and each Shareholder), but net of insurance proceeds received by the party incurring such loss, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (i) the inaccuracy of any representation or warranty made by Seller or the Shareholders in Sections 4.13 through 4.17 (inclusive), or (ii) any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of Seller or the Shareholders expressly for use therein, and will reimburse the Company and Buyer and each of their respective directors and officers, including such officers of the Company who signed the Registration Statement, for any legal and other expense reasonably incurred by such Persons in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, Liability, expense or action; provided, however, that the Seller and the Shareholders shall have no indemnification obligations under this Section 7.3(c) for losses proximately caused by the Company’s negligent failure to correct any such error or omission after it became known to the Company.

(d) Promptly after receipt by an indemnified party under this Section 7.3 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 7.3, promptly notify the indemnifying party in writing thereof; but the omission so to notify the indemnifying party will not relieve it from any Liability which it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 7.3 to the extent, and only to the extent, it is not prejudiced in its ability to defend such action as a result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based on an opinion of counsel reasonably satisfactory to the indemnifying party, that there may be a conflict of interest between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7.3 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, reasonably satisfactory to such indemnifying party, representing all of the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party. In no event shall any indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved in writing the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party from all Liability on claims that are the subject matter of such proceeding.

(e) The aggregate liability of Seller and each of the Shareholders under the indemnification obligations set forth in Section 7.3(c) shall be limited to the gross offering proceeds received by each of Seller or such Shareholder, as applicable, in connection with any sale of Shares pursuant to the Registration Statement.

VIII.

ESCROW; INDEMNITY

8.1 Indemnification. From and after the Closing Date and subject to the limitations set forth in this Article VIII, Seller and the Shareholders (each an “Indemnitor” and collectively, the “Indemnitors”) shall jointly and severally indemnify, defend, and hold harmless the Company and Buyer and their respective directors, officers and Affiliates and successors and permitted assigns (each an “Indemnitee” and, collectively, the “Indemnitees”) from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, fines, costs and expenses (including, without limitation, the amount of any compromise or settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto, but net of insurance proceeds paid or payable to the party incurring such loss) (collectively, “Damages”) that any Indemnitee may sustain, suffer or incur and that result from, arise out of, are caused by a breach of any representation, warranty, covenant or agreement made by or to be performed by Seller in this Agreement or any of the Additional Agreements. Notwithstanding anything to the contrary in this Agreement, the indemnification obligations of the Shareholders under this Section 8.1 shall, as among each other, be several and not joint, and for purposes of apportioning the several liability among the Shareholders under this Section 8.1, each Shareholder shall be liable in proportion to his or her relative equity ownership of Seller as of the date of this Agreement. For the avoidance of doubt, the joint and several liability as between the Seller on the one hand and the Shareholders on the other hand, shall mean that if an Indemnitee is unable to fully recover against the Seller, it shall be entitled to recover against the Shareholders (and vice versa), provided that the Shareholders shall be severally, but not jointly, liable and the several liability of the Shareholders shall be apportioned according to their relative equity ownership of the Seller as of the date of this Agreement.

8.2 Claims.

(a) Any claim under Section 8.1 shall be made by written notice from the Indemnitee to each Indemnitor specifying in reasonable detail the amount and basis of the claim. When an Indemnitee seeking indemnification under Section 8.1 receives notice of any claim by a third party, including without limitation any Governmental Body (“Third Party Claim”), which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall give written notice to each Indemnitor reasonably indicating (to the extent known) the nature of such claims and the basis thereof and shall include with such notice the claim and any and all documentation provided by the claimant. The notice shall be given as soon as practicable, but in any event no later than ten days after the service upon Indemnitee of any Third Party Claim that is contained in a complaint filed with any Government Body. Any failure by an Indemnitee to provide such notice shall not affect any Indemnitor’s indemnification obligations hereunder, except to the extent (and only to the extent) of any Damages proximately caused by such delay.

(b) Upon notice from the Indemnitee, any Indemnitor that is not a Buyer/Affiliate may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement (without admitting liability therefore), by representatives of its own choosing reasonably acceptable to the Indemnitee, and such Indemnitor, if it is a claim for which indemnification is agreed or determined to be applicable and the Indemnitor assumes the defense, shall pay all costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that the Indemnitor shall consult regularly with the Indemnitee regarding the defense of such Third Party Claim and may not settle or compromise any Third Party Claim unless such settlement or compromise involves no liability or obligations on the part of an Indemnitee without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim at its own expense. Such Indemnitor shall give written notice to the Indemnitee as to its intention to assume the defense of any such Third Party Claim within ten business days after the date of receipt of the Indemnitee’s written notice in respect of such Third Party Claim stating whether or not it accepts liability to the Indemnitee for any Damages of the Indemnitee as a result of such Third Party Claim. If the Indemnitor does not, within ten business days after the Indemnitee’s notice is given, give written notice to the Indemnitee of its assumption of the defense of the Third Party Claim, Seller and the Shareholders shall be deemed to have waived their rights to control the defense thereof. Notwithstanding the foregoing, an Indemnitee may elect to, but shall not be required to, jointly control the defense of any claim subject to indemnification hereunder in the event the potential Damages with respect to such Third Party Claim, when aggregated with all other satisfied and pending Damages with respect to claims under Section 8.1 hereof, exceeds the applicable indemnification limits set forth in Section 8.3 hereof; provided that in such case, neither the Indemnitor nor the Indemnitee may settle or compromise such claim without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that in such case the Indemnitee and the Indemnitor shall each bear its own respective costs and expenses incurred in connection with the defense of such claim.

8.3 Escrow Fund and Limitations of Liability.

(a) At the Closing, the shares of Stock Consideration constituting the Escrow Fund will be held in escrow for a period of one year from the Closing Date pursuant to that certain Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”) for the purpose of satisfying indemnification obligations arising under this Article VIII (but not Article VII), as more fully described below. The Escrow Fund shall be governed by the terms set forth in this Article VIII and the terms and conditions of the Escrow Agreement.

(b) Except with respect to Damages described in Section 8.3(c), the shares held in the Escrow Fund shall be the sole and exclusive recourse of the Indemnitees against the Indemnitors for the indemnities in Section 8.1.

(c) Notwithstanding Section 8.3(b), the Indemnitors’ aggregate indemnification obligations under Section 8.1 shall be limited to the aggregate value of the Purchase Price with respect to any Damages that any Indemnitee may sustain, suffer or incur that arise out of or result from Seller’s or any Shareholder’s: (A) fraud, (B) violation of any law, (C) actual or alleged breach of any representation or warranty set forth in Sections 4.6 or 4.7(c) (such representations and warranties being the “Covered Representations”), or (D) any failure on the part of Seller to fulfill its covenants and agreements set forth in this Agreement.

(d) Nothing in this Agreement shall limit the rights of the parties to this Agreement at law or in equity to seek non-cash remedies, including specific performance, if such rights would otherwise be available to those parities.

(e) The Indemnitors shall have no liability for indemnification with respect to claims under Section 8.1 until the total of Damages with respect to such matters exceeds $100,000 in the aggregate; provided, that subject to the indemnification limitations set forth in Section 8.3, the Indemnitees shall thereafter be entitled to recover the full amount of all such Damages (including the initial $100,000 threshold) if such Damages exceed $100,000 in the aggregate.

8.4 Right to Indemnification Not Affected by Knowledge. The right to indemnification based on a party’s representations, warranties, covenants and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation by the other party.

IX.

GENERAL PROVISIONS

9.1 Survival of Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. Except as set forth below, the representations and warranties of the parties to this Agreement shall survive until the first anniversary of the Closing Date and shall thereafter expire and be of no further force or effect. Notwithstanding the foregoing, the Covered Representations shall survive until the earlier of (a) the expiration of the applicable statute(s) of limitations, or (b) one year from the Company’s actual discovery of the inaccuracy of the representation or warranty giving rise to such claim.

9.2 No Public Announcements. Unless required by law, any public announcement or similar publicity with respect to this Agreement and the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as the Company determines with the concurrence of Seller, which concurrence shall not be unreasonably withheld or delayed by Seller. Unless disclosure is consented to by the Company in advance or required by law or disclosure has otherwise already been made, Seller shall keep this Agreement and the transactions contemplated hereby strictly confidential and may not make any disclosure of this Agreement or such transactions to any person other than its directors, officers, employees, shareholders or agents who need to know such information to enable Seller to comply with this Agreement. Notwithstanding the foregoing, Seller may disclose the existence and terms of this Agreement in connection with any proposed merger, asset sale or similar transaction involving Seller, provided that the recipient of such information first executes a customary non-disclosure agreement with a term of at least one year.

9.3 Notices. All notices, requests, consents, instructions or other communications or other documents required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or five days after being sent, when sent by registered or certified mail, or one day after being sent, when sent by overnight courier, addressed as follows:

If to Buyer, to:

Avanir Pharmaceuticals
11388 Sorrento Valley Road
San Diego, CA 92121
Attention: Chief Financial Officer

with a copy to:

Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Alan Jacobs, Esq.

If to Seller, to:

IriSys, Inc.
8810 Rehco Road, Suite F
San Diego, CA 92121-3262
Attention: Gina M. Stack

with a copy to:

Wilson Sonsini Goodrich & Rosati
12235 El Camino Real, Suite 200
San Diego, CA 92130
Attention: Martin J. Waters, Esq.

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

9.4 Successors and Assigns.

(a) The rights of either party under this Agreement shall not be assignable prior to the Closing Date without the written consent of the other, except that the Company and Buyer may, without such consent, assign all such rights to any subsidiary or other Affiliate of the Company or Buyer; provided, that the Company shall remain liable for the performance of all of the Company’s and Buyer’s obligations hereunder, including, without limitation, the payment of the Purchase Price to Seller under this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.4 any right, remedy or claim under or by reason of this Agreement.

9.5 Access to Records after Closing Date.

(a) For a period of five years after the Closing Date, the Company, Buyer and their representatives shall have reasonable access to all of the information, books and records relating to the Purchased Assets existing as of the date hereof (“Records”) that Seller or any of its Affiliates shall retain after the Closing Date, but only to the extent such access is reasonably related to: (i) the Company’s or Buyer’s protection of its right, title and interest in and to the Purchased Assets, including the protection of Intellectual Property relating to the Purchased Assets, (ii) the Company or Buyer’s protection of its enjoyment of title to the Purchased Assets, (iii) the Company’s preparation of consolidated tax returns, including tax returns for the Buyer, or (iv) the preparation or audit of the Company’s consolidated financial statements, including the financial statements of the Buyer. Seller and its Affiliates, upon receipt of reasonable advance notice and during normal business hours, shall afford such access.

(b) For the duration of the Seller and each Shareholder’s indemnification obligations under Section 7.3(c) and Section 8.1 of this Agreement, each of them and their respective representatives shall have reasonable access to all relevant Records maintained by the Buyer or the Company, but only to the extent that such access is reasonably related to Seller’s or a Shareholder’s obligations under Section 9.5(a), indemnification obligations hereunder or the defense of any claim pursuant to Sections 7.3(d) or 8.2(b). The Company and Buyer, upon receipt of reasonable advance notice and during normal business hours, shall afford such access.

9.6 Entire Agreement; Amendments. This Agreement and the Additional Agreements and the schedules and documents delivered pursuant hereto and thereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior and contemporaneous agreements or understandings, oral or written, between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented, except by a written instrument signed by an authorized representative of each of the parties hereto.

9.7 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

9.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.9 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection herewith including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. Seller’s Third Party Expenses shall be deemed “Retained Liabilities” hereunder.

9.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

9.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

9.12 Further Assurance.

(a) On the Closing Date, Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets.

(b) From time to time following the Closing Date, Seller shall (i) execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer and (ii) take any further action as Buyer may reasonably request or as otherwise may be reasonably necessary to convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets. In the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing Date, Seller shall cooperate with Buyer at its request in endeavoring to obtain such consent(s) promptly, and if any such consent is unobtainable, to use its reasonable efforts to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder).

9.13 Seller’s Knowledge. Representations and warranties made in this Agreement to Seller’s knowledge or to the knowledge of the Seller shall be deemed to mean the actual knowledge of the Shareholders.

9.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

9.15 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person any legal or equitable rights hereunder.

9.16 Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first above written.

COMPANY:

Avanir Pharmaceuticals

By: /s/ Charles A. Mathews

Charles A. Mathews

Chairman, Corporate Governance Committee

BUYER:

Avanir Holding Company

By: /s/ Charles A. Mathews

Charles A. Mathews

Director

SELLER:

IriSys, Inc.

By: /s/ Gina M. Stack

Gina M. Stack President

SHAREHOLDERS:

/s/ Gerald J. Yakatan

Gerald J. Yakatan, Ph.D.

/s/ Gina M. Stack

Gina M. Stack